Exhibit 23.1
WESTMORELAND COAL COMPANY AND
SUBSIDIARIES EMPLOYEES’
SAVINGS PLAN
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement Nos. 333-166393 on Form S-8 of Westmoreland Coal Company of our report dated June 29, 2011, with respect to the statements of net assets available for benefits of Westmoreland Coal Company and Subsidiaries Employees’ Savings Plan as of December 31, 2010 and 2009, and the statement of changes in net assets available for benefits and the supplemental schedules for the year ended December 31, 2010, which report appears in the December 31, 2010 Annual Report on Form 11-K of the Westmoreland Coal Company and Subsidiaries Employees’ Savings Plan.

Ehrhardt Keefe Steiner & Hottman
Denver, Colorado
June 29, 2011

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